Exhibit (e)(i)(3)

THIRD AMENDMENT TO ETF DISTRIBUTION AGREEMENT

THIS AMENDMENT TO ETF DISTRIBUTION AGREEMENT (this “Amendment”) is effective as of August 10, 2026, by and between Cohen & Steers ETF Trust, a Maryland Statutory trust (the “Trust”), and Foreside Fund Services LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust and the Distributor are parties to that certain ETF Distribution Agreement dated and effective as of November 1st, 2024 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

FORESIDE FUND SERVICES, LLC By: /s/ Teresa Cowan Teresa Cowan President	COHEN & STEERS ETF TRUST By: /s/ James Giallanza James Giallanza President and Chief Executive Officer By: /s/ Dana DeVivo Dana DeVivo Secretary and Chief Legal Officer

EXHIBIT A

Cohen & Steers Real Estate Active ETF

Cohen & Steers Preferred and Income Opportunities Active ETF

Cohen & Steers Natural Resources Active ETF

Cohen & Steers Short Duration Preferred and Income Active ETF

Cohen & Steers Infrastructure Opportunities Active ETF

Cohen & Steers Future of Energy Active ETF

Cohen & Steers Real Assets Active ETF

Exhibit A